NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (May 6, 2009) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended March 31, 2009, of $4,731,000 or $0.60 per share. This compares to net income of $3,648,000 or $0.46 per share for the quarter ended December 31, 2008, and compares to net income of $2,806,000 or $0.36 per share for the quarter ended March 31, 2008.
     Net income for the six months ended March 31, 2009, was $8,379,000 or $1.06 per share, compared to net income of $4,675,000 or $0.59 per share for the six months ended March 31, 2008.
     The Company recorded a provision for loan losses of $1.25 million during the six months ended March 31, 2009. This compares to a provision for loan losses of $1.4 million during the six months ended March 31, 2008. Management analyzes the adequacy of the allowance for loan losses on a quarterly basis. The provision for loan losses can fluctuate based upon management's assessment of changes in economic conditions, the level of classified assets, and the amount of loan charge-offs and recoveries.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Six months ended
                                        -------------------------------------  -----------------------
                                          3/31/09      12/31/08      3/31/08     3/31/09      3/31/08
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   11,006       10,582        9,052       21,588       19,141
Provision for loan losses                   1,000          250          700        1,250        1,400
Non-interest income                         9,230        5,199        5,390       14,429        7,678
Non-interest expense                       11,544        9,599        9,145       21,143       17,783
Income tax expense                          2,961        2,284        1,791        5,245        2,961
                                           -------      -------      -------      -------     -------
   Net income                          $    4,731        3,648        2,806        8,379        4,675
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,549,748    1,526,454    1,547,377    1,549,748   1,547,377
Total loans and mortgage-backed
  and related securities                 1,408,702    1,415,784    1,443,355    1,408,702   1,443,355
Customer and brokered deposit
  accounts                                 866,950      835,232      815,882      866,950     815,882
Stockholders' equity                       157,689      154,397      151,147      157,689     151,147


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     20.04        19.62        19.21        20.04       19.21
Earnings per share                            0.60         0.46         0.36         1.06        0.59
Cash dividends paid per share                0.225        0.225        0.225         0.45        0.45


Return on assets (annualized net income
  divided by total average assets)           1.23%        0.96%        0.73%        1.09%       0.61%

Return on equity (annualized net income
  divided by average stockholders' equity)  12.13%        9.51%        7.46%       10.81%       6.22%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614    7,867,614   7,867,614

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